Exhibit 3.5

Winc, Inc.

Series F Preferred

Stock AND WARRANT Purchase AGREEMENT

Initial Closing Date: February [●], 2021

TABLE OF CONTENTS

Page

1. Purchase and Sale of Preferred Stock AND WARRANTS	1
1.1 Sale and Issuance of Shares and Warrants	1
1.2 Closing; Delivery	2
1.3 Certain Defined Terms Used in this Agreement	2
2. Representations and Warranties of the Company	4
2.1 Organization, Good Standing and Qualification of the Company	4
2.2 Capitalization	4
2.3 Subsidiaries	6
2.4 Authorization	7
2.5 Valid Issuance of Securities	7
2.6 Governmental Consents and Filings	8
2.7 Litigation	8
2.8 Intellectual Property	8
2.9 Compliance with Other Instruments	9
2.10 Agreements; Actions	10
2.11 Related-Party Transactions	10
2.12 Rights of Registration and Voting Rights	11
2.13 Title to Property and Assets	11
2.14 Financial Statements; Liabilities	11
2.15 Changes	11
2.16 Employee Matters	12
2.17 Tax Matters	14
2.18 Insurance	14
2.19 Corporate Documents	14
2.20 Environmental and Safety Laws	14
2.21 Permits	15
2.22 Real Property Holding Company	15
2.23 Qualified Small Business Stock	15
2.24 83(b) Elections	15
2.25 Anti-Bribery; Export	15
2.26 Absence of Disqualification Events	16
2.27 Data Privacy	16
2.28 Export Control Laws	16
2.29 FDA Regulation	16
2.30 Alcohol Regulation	17
2.31 Disclosure	17
3. Representations and Warranties of the Purchasers	17
3.1 Authorization	17
3.2 Purchase Entirely for Own Account	17
3.3 Disclosure of Information	18
3.4 Restricted Securities	18

-i-

3.5 No Public Market	18
3.6 Legends	18
3.7 Accredited Investor	19
3.8 Foreign Investors	19
3.9 No General Solicitation	19
3.10 Exculpation Among Purchasers	19
3.11 Residence	19
4. Conditions of the Purchasers’ Obligations	19
4.1 Representations and Warranties	20
4.2 Performance	20
4.3 Qualifications	20
4.4 Investors’ Rights Agreement	20
4.5 Right of First Refusal and Co-Sale Agreement	20
4.6 Voting Agreement	20
4.7 Certificate	20
4.8 Officer’s Certificates	20
4.9 Good Standing Certificate	20
4.10 Proceedings and Documents	20
5. Conditions of the Company’s Obligations	21
5.1 Representations and Warranties	21
5.2 Performance	21
5.3 Qualifications	21
5.4 Ancillary Documents	21
5.5 Proceedings and Documents	21
6. Miscellaneous	21
6.1 Survival of Warranties	21
6.2 Successors and Assigns	21
6.3 Governing Law	21
6.4 Dispute Resolution; Waiver of Jury Trial	22
6.5 Counterparts	22
6.6 Titles and Subtitles	22
6.7 Notices	22
6.8 Finder’s Fee	23
6.9 Fees and Expenses	23
6.10 Attorney’s Fees	23
6.11 Amendments and Waivers	23
6.12 Severability	23
6.13 Delays or Omissions	23
6.15 Entire Agreement	24
6.16 No Commitment for Additional Financing	24

-ii-

Exhibits

Exhibit A	Schedule of Purchasers
Exhibit B	Ninth Amended and Restated Certificate of Incorporation\
Exhibit C	Form of Warrant
Exhibit D	Seventh Amended and Restated Investors’ Rights Agreement
Exhibit E	Seventh Amended and Restated Voting Agreement
Exhibit F	Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement
Exhibit G	Schedule of Exceptions

-iii-

SERIES F PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

This Series F Preferred Stock AND WARRANT Purchase Agreement (this “Agreement”) is made as of February [●], 2021, by and among Winc, Inc., a Delaware corporation (the “Company”), and the purchasers listed on the signature pages hereto (each a “Purchaser” and together, the “Purchasers”).

The parties hereby agree as follows:

1.                  Purchase and Sale of Preferred Stock AND WARRANTS.

1.1              Sale and Issuance of Shares and Warrants.

(a)             Authorization of Stock. The Company has adopted and filed with the Secretary of State of the State of Delaware the Ninth Amended and Restated Certificate of Incorporation attached hereto as Exhibit B (the “Certificate”). On or prior to the Initial Closing, the Company will authorize: (i) the sale and issuance of up to 5,714,285 shares of the Company’s Series F Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”); and (ii) the issuance of warrants, in substantially the form attached hereto as Exhibit C (the “Warrants”), for the purchase of up to 2,285,714 shares of Series F Preferred Stock prior to an initial public offering or other event that results in the conversion of all shares of Preferred Stock into Common Stock pursuant to Section 5.1(a) of Article VI of the Certificate (a “QIPO”) or up to 2,285,714 shares of Common Stock following a QIPO by the Company, in each case, subject to adjustment in accordance with, and the other terms and conditions of, the Warrants (together, the “Warrant Shares”).

(b)              Purchase and Sale of the Shares of Series F Preferred Stock. Subject to the terms and conditions of this Agreement, each Purchaser whose name is set forth on Exhibit A severally, and not jointly, agrees to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at such Closing that number of shares of Series F Preferred Stock set forth opposite each such Purchaser’s name on Exhibit A hereto at a purchase price per share of $1.75, with the aggregate purchase price payable with respect to such shares of Series F Preferred Stock set forth opposite such Purchaser’s name on Exhibit A.

(c)              Issuance of the Warrants. Subject to the terms and conditions of this Agreement, the Company shall issue to each Purchaser whose name is set forth on Exhibit A a Warrant to purchase up to that number of Warrant Shares equal to forty percent (40.0%) of the number of shares of Series F Preferred Stock purchased by such Purchaser pursuant to Section 1.1(b). The Company’s agreement with each Purchaser is a separate agreement, and the issuance of a Warrant to each Purchaser is a separate issuance.

(d)              Use of Proceeds. The Company will use the proceeds from the sale of the shares of Series F Preferred Stock and the Warrant Shares, if applicable, for general corporate purposes.

1.2              Closing; Delivery.

(a)             The purchase, sale and issuance of the shares of Series F Preferred Stock and the Warrants to the Purchasers shall take place at one or more closings (each, a “Closing”), remotely via the electronic exchange of documents and signatures. The initial Closing (the “Initial Closing”) shall take place on the date hereof. At each Closing, the Company shall deliver to each Purchaser a certificate or book-entry notation representing the shares of Series F Preferred Stock being purchased thereby and the related Warrant(s) issued by the Company in connection therewith, against payment of the purchase price therefor by check or wire transfer, or by any combination of the foregoing methods.

(b)               After the Initial Closing, the Company may sell and issue, on the same terms and conditions as those contained in this Agreement, additional shares of Series F Preferred Stock and additional Warrants in an aggregate amount up to the maximum number of shares of Series F Preferred Stock authorized under the Certificate (the “Additional Shares” and “Additional Warrants,” respectively), to one or more purchasers (the “Additional Purchasers”) provided that (i) such subsequent Closing is consummated on or before the date that is forty-five (45) days after the Initial Closing, and (ii) each Additional Purchaser shall become a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of such Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares and Additional Warrants purchased at each such Closing, and the parties purchasing such Additional Shares and Additional Warrants.

1.3              Certain Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, venture partner, officer, director or member of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners of, or shares the same management company with, such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, $0.0001 par value per share.

“Founder” means each of Geoffrey McFarlane and Brian Smith.

“GAAP” shall have the meaning set forth in Section 2.14 of this Agreement.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Investors’ Rights Agreement” means the Seventh Amended and Restated Investors’ Rights Agreement among the Company, the Purchasers, and the other parties thereto, dated as of the date of the Initial Closing, in the form of Exhibit D attached hereto.

“Key Employee” means (i) each Founder and (ii) any executive-level employee of the Company.

“Knowledge,” including the phrase “to the Company’s knowledge” shall mean the actual knowledge, after reasonable investigation, of Geoffrey McFarlane, Matthew Thelen and Brian Smith.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company, taken as a whole; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions result from any adverse change arising from general economic conditions or other conditions generally affecting the industry in which the Company competes.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means the Company’s Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock.

“Right of First Refusal and Co-Sale Agreement” means the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company, the Purchasers and the other parties thereto, dated as of the date of the Initial Closing, in the form of Exhibit F attached hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.0001 par value per share.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, $0.0001 par value per share.

“Series B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, $0.0001 par value per share.

“Series C Preferred Stock” means the Company’s Series C Preferred Stock, $0.0001 par value per share.

“Series D Preferred Stock” means the Company’s Series D Preferred Stock, $0.0001 par value per share.

“Series E Preferred Stock” means the Company’s Series E Preferred Stock, $0.0001 par value per share.

“Series Seed Preferred Stock” means the Company’s Series Seed Preferred Stock, $0.0001 par value per share.

“Subsidiary” means BWSC, LLC, a California limited liability company.

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and the Voting Agreement.

“Voting Agreement” means the Seventh Amended and Restated Voting Agreement among the Company, the Purchasers, and the other parties thereto, dated as of the date of the Initial Closing, in the form of Exhibit E attached hereto.

2.                  Representations and Warranties of the Company. For purposes of the representations and warranties in this Section 2, the “Company” shall be deemed to mean the Company and its Subsidiary, except with respect to Subsection 2.1 through 2.5. Except as set forth on the Schedule of Exceptions delivered to the Purchasers at the applicable Closing and attached as Exhibit G hereto (the “Schedule of Exceptions”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to each Purchaser that:

2.1              Organization, Good Standing and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2              Capitalization.

(a)               Upon the filing of the Certificate, but immediately prior to the Initial Closing, the authorized and outstanding capital stock of the Company will consist of:

(i)                 80,083,971 shares of Preferred Stock, 13,296,372 of which have been designated Series Seed Preferred Stock, 13,241,627 of which are issued and outstanding; 8,276,928 of which have been designated Series A Preferred Stock, all of which are issued and outstanding; 13,381,711 of which have been designated Series B Preferred Stock, all of which are issued and outstanding; 7,736,552 of which have been designated Series B-1 Preferred Stock, 6,870,228 of which are issued and outstanding; 8,209,586 of which have been designated Series C Preferred Stock, all of which are issued and outstanding; 10,611,205 of which have been designated Series D Preferred Stock, 6,583,273 of which are issued and outstanding; 10,000,000 of which have been designated Series E Preferred Stock, 4,266,224 of which are issued and outstanding; and 8,571,428 of which have been designated Series F Preferred Stock, none of which are issued or outstanding; and

(ii)              115,490,000 shares of Common Stock, 14,566,954 of which are issued and outstanding (inclusive of the shares issued under the Company’s 2012 Incentive Stock Plan (the “2012 Stock Plan”) and the Company’s 2013 Stock Plan (the “2013 Stock Plan”), as described in Section 2.2(b) below).

(b)               As of immediately prior to the Initial Closing, the Company has reserved: (i) 438,220 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the 2012 Stock Plan, 343,220 of which were issued pursuant to the exercise of stock options granted under the 2012 Stock Plan, 95,000 of which were issued pursuant to restricted stock awards granted under the 2012 Stock Plan, and none of which are available for future issuance under the 2012 Stock Plan; and (ii) 24,255,249 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2013 Stock Plan, 11,863,544 of which are subject to outstanding stock options granted under the 2013 Stock Plan, 10,053,403 of which were issued pursuant to the exercise of stock options granted under the 2013 Stock Plan, 100,000 of which were issued pursuant to the exercise of stock options granted under the 2013 Stock Plan later repurchased by the Company for return the pool, and 2,365,302 of which are available for future issuance under the 2013 Stock Plan (the “Reserved Pool”). The Company has furnished to the Purchasers complete and accurate copies of the 2013 Stock Plan and forms of agreements used thereunder and a copy of the 2012 Stock Plan and forms of agreement used thereunder.

(c)               Section 2.2(c) of the Schedule of Exceptions sets forth the capitalization of the Company immediately following the Initial Closing (assuming the sale of all authorized shares of Series F Preferred Stock and the Warrants), including all issued and outstanding shares of capital stock and all outstanding stock options, warrants and other stock purchase rights, if any. To the extent that any outstanding shares of capital stock, outstanding stock options, warrants or other stock purchase rights are subject to vesting as of the date hereof, Section 2.2(c) of the Schedule of Exceptions sets forth the vesting schedule, vesting terms, number of shares vested, and number of shares remaining to be vested as of immediately following the Initial Closing.

(d)               Except for: (i) the conversion privileges of the Preferred Stock; (ii) the shares of Series F Preferred Stock and the Warrants to be issued pursuant to this Agreement; (iii) the rights provided in the Investors’ Rights Agreement; (iv) the Reserved Pool for issuance pursuant to future awards under the 2013 Stock Plan; and (v) as set forth in Section 2.2(d) of the Schedule of Exceptions, as of the date of the Initial Closing, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock, nor are there any rights that are tied or related to the Company’s capital stock (e.g., “phantom stock”). Except as set forth in the Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock, nor does any Person have any price-based anti-dilution protection with respect to the Company’s capital stock.

(e)               Except as set forth on Section 2.2(e) of the Schedule of Exceptions, (i) all outstanding shares of Common Stock and Preferred Stock and all shares of Common Stock underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes and the like), and (ii) all outstanding shares of the Common Stock and Preferred Stock, and all shares of the Common Stock and Preferred Stock underlying options, warrants or other convertible securities are subject to a lock-up or market standoff agreement of not less than 180 days following the Company’s initial public offering.

(f)              The rights, privileges and preferences of the Preferred Stock and Common Stock are as stated in the Certificate. All outstanding shares of the Company’s capital stock have been duly authorized, are fully paid and nonassessable and were issued in material compliance with the Securities Act and all applicable state securities laws.

(g)               Except as set forth in Section 2.2(g) of the Schedule of Exceptions, no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or terms of such agreements or understandings, or the lapse of a Company repurchase right, upon the occurrence of any event or combination of events.

(h)               Except as set forth on Section 2.2(h) of the Schedule of Exceptions, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

(i)                 The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the Company’s knowledge, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3              Subsidiaries.

(a)             The Company owns 100% of the membership interests in the Subsidiary free and clear of all encumbrances. The Subsidiary is a duly organized limited liability company, validly existing and in good standing under the laws of the State of California and has all requisite limited liability company power and authority to carry on its business as presently conducted and as currently proposed to be conducted. The Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

(b)               Other than the Subsidiary, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4              Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the shares of Series F Preferred Stock, the Warrants, and the Common Stock issuable upon conversion of the shares of Series F Preferred Stock and the shares of Series F Preferred Stock issuable upon conversion of the Warrants prior to a QIPO or otherwise in accordance with the Warrants (the “Pre-QIPO Series F Preferred Stock”), the Common Stock issuable upon conversion of the Pre-QIPO Series F Preferred Stock and the shares of Common Stock issuable upon conversion of the Warrants following a QIPO or otherwise in accordance with the Warrants (together, the “Securities”) has been taken or will be taken prior to the Closing, and the Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.5              Valid Issuance of Securities. The shares of Series F Preferred Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Warrant Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement and the Warrants, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement and subject to the provisions of Section 2.6 below, the shares of Series F Preferred Stock and the Warrants will be issued in compliance with the Securities Act and all applicable securities laws. The Common Stock issuable upon conversion of the shares of Series F Preferred Stock and the shares of Pre-QIPO Series F Preferred Stock, the Common Stock issuable upon conversion of the Pre-QIPO Series F Preferred Stock and the shares of Common Stock issuable upon conversion of the Warrants following a QIPO or otherwise in accordance with the Warrants have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the shares of Series F Preferred Stock and the shares of Pre-QIPO Series F Preferred Stock, the Common Stock issuable upon conversion of the Pre-QIPO Series F Preferred Stock and the shares of Common Stock issuable upon conversion of the Warrants following a QIPO or otherwise in accordance with the Warrants will be issued in compliance with the Securities Act and all applicable securities laws. The sale of the shares of Series F Preferred Stock and the Warrants is not, the subsequent exercise of the Warrants, and the subsequent conversion of the shares of Series F Preferred Stock or the Warrant Shares will not be, subject to any preemptive rights, rights of first refusal or similar rights which have not been properly waived or complied with.

2.6              Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable state securities laws and Regulation D of the Securities Act, which have been made or will be made in a timely manner.

2.7              Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (any of the foregoing, an “Action”) pending or, to the Company’s knowledge, currently threatened against the Company. There is no Action pending or, to the Company’s knowledge, threatened against any officer, director or Key Employee of the Company that relates to the Company (including without limitation by way of such person’s prior employment, their use in connection with the Company’s business of any information, technology or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers). The Company is not a party to nor named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, nor to its knowledge is any of its officers, directors or Key Employees named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that relates to the Company. There is no Action or investigation by the Company pending or which the Company intends to initiate.

2.8              Intellectual Property.

(a)             As used herein, “Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) domain names, (viii) rights of publicity and privacy, (ix) other intellectual property rights and (x) copies and tangible embodiments thereof (in whatever form or medium).

(b)               The Company owns or possesses sufficient legal rights to all Intellectual Property as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted, without (i) with respect to any filed patents, to the Company’s knowledge, any conflict with, or infringement of, the rights of others, and (ii) with respect to all other Intellectual Property rights, any conflict with, or infringement of, the rights of others. No product or service marketed or sold by the Company violates any license relating to the Intellectual Property of the Company or infringes any Intellectual Property rights of any other party. Other than (i) with respect to commercially available software products under standard end-user object code license agreements, or (ii) the Company’s standard terms of use for end-users of the Company’s products or services, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property of the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(c)               To the Company’s knowledge, no Person is violating or infringing upon the Company’s Intellectual Property rights.

(d)               The Company has not received any written notices or other written communications alleging that the Company (or any of its employees or consultants) has violated or, by conducting its business as now conducted, would violate any of the Intellectual Property rights of any Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business except where the failure to do so would not have a Material Adverse Effect.

(e)               To the Company’s knowledge, (i) it will not be necessary to use any inventions of any of its employees made prior to or outside the scope of their employment by the Company; and (ii) no employee owns any Intellectual Property rights that relate to the Company’s business as now conducted or currently proposed to be conducted except for Intellectual Property rights that have been assigned to the Company.

(f)                The Company has not embedded any open source, copy left or community source code in any of its products or in development, including but not limited to any general public license, lesser general public license or similar license arrangement that would require the Company to (i) make any public disclosure or to make available any source code or other Intellectual Property either used, developed, or modified by Company or (ii) grant licensees rights under the Company’s patents, or that contains other provisions that relinquish or compromise the Intellectual Property of the Company.

2.9              Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Certificate or the bylaws of the Company; (b) of any instrument, judgment, order, writ, or decree; (c) under any contract to which it is a party or by which it is bound that is required to be listed on the Schedule of Exceptions; or (d) to the Company’s knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

2.10          Agreements; Actions.

(a)               Except for the Transaction Agreements, there are no agreements, understandings, instruments, or contracts to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of, $100,000; (ii) the license of any Intellectual Property by the Company from any other party (other than the license to the Company of generally commercially available “off-the-shelf’ third-party products); (iii) the license of any Intellectual Property by the Company to any other party; (iv) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services; (v) leases of real property; (vi) indemnification by the Company with respect to infringement of Intellectual Property rights, or (vii) that are otherwise material to the Company’s current business.

(b)               The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)               For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, and contracts involving the same Person shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

(d)               The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11          Related-Party Transactions.

(a)               Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) agreements relating to the purchase or grant of shares of the Company’s capital stock and the issuance of options to purchase shares of Common Stock, in each instance, approved by the Board of Directors, and (iv) the transactions contemplated by the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors, or any Affiliate of the Company’s officers or directors.

(b)               No employee, officer or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has an ownership interest or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge, no Related Person has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that Related Parties and members of their immediate families may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, no Related Party or member of their immediate families is directly or indirectly interested in any material contract with the Company. To the Company’s knowledge, none of the Related Parties, or any member of such Related Party’s immediate family, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s major business relationship partners, service providers, joint venture partners, licensees or competitors.

2.12          Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital stock of the Company.

2.13          Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than to the lessors of such property or assets.

2.14          Financial Statements; Liabilities. The Company has delivered to the Purchasers its unaudited consolidated financial statements as of January 31, 2021 (the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein, are accurate and complete in all material respects. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the Financial Statements which are not individually or in the aggregate material to the financial condition or operating results of the Company and (b) liabilities and obligations of a type or nature not required under United States generally accepted accounting principles (“GAAP”) to be reflected in the Financial Statements which are not individually or in the aggregate material to the financial condition or operating results of the Company.

2.15          Changes. Since the date of the Financial Statements there has not been:

(a)               any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)               any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)               any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)               any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)                any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)               any resignation or termination of employment of any officer or Key Employee of the Company;

(h)               any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)                 any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                 any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)               any sale, assignment or transfer of any Intellectual Property of the Company that could reasonably be expected to result in a Material Adverse Effect;

(l)                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)             to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)               any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16          Employee Matters.

(a)               To the Company’s knowledge, none of its employees (including any Founder) is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)               The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Effect. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c)               To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any Key Employee. The employment of each employee is terminable at the will of the Company, without any obligation of severance pay or similar pay (except for payment of such amounts as are required by law).

(d)               Each current and former employee has executed an agreement with the Company regarding confidentiality, proprietary information, and invention assignments substantially in the form or forms delivered to the Purchasers and to the Company’s knowledge, no such Person is in violation thereof nor has any such Person excluded works or inventions from any such assignment.

(e)               The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts set forth in Section 2.2(c) of the Schedule of Exceptions.

(f)                Each former Key Employee (if any) whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)               The Company does not have any material liability under any employee benefit plan (including without limitation any employee benefit plan which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied with all applicable laws for any such employee benefit plan. The Company has no defined benefit or defined contribution pension plan.

(h)               The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

2.17          Tax Matters. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18          Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19          Corporate Documents. The Certificate and the bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to Purchasers contains minutes of all meetings of, and actions by written consent of, the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions taken by the directors (and any committee thereof) and stockholders since such date.

2.20          Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, to the best of its knowledge, (a) the Company is and has been in compliance with all Environmental Laws (as defined below); (b) there has been no release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof,(each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of any material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes of this Section 2.20, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.21          Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22          Real Property Holding Company. The Company is not a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five-year period ending on the date of the Initial Closing.

2.23          Qualified Small Business Stock. As of and immediately following the Closing: (a) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (b) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2 and (c) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50.0 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Purchasers or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

2.24          83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.

2.25          Anti-Bribery; Export. Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor any of its officers or directors, or to the Company’s knowledge, employees are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”). The Company represents that it does not engage in activities prohibited to Persons subject to the jurisdiction of the United States by the United States Trading with the Enemy Act of 1917, as amended, or the United States International Emergency Economic Powers Act of 1977, as amended, or the regulations promulgated under either such Act. The Company further represents that it does not have its principal place of business in either Myanmar or Sudan, or that it does not generate more than 50% of its revenue from either of these countries.

2.26          Absence of Disqualification Events. To the knowledge of the Company, based on reasonable investigation, none of the “bad actor” disqualifications described in such Rule 506(d)(1) apply to the Company or any of its Covered Persons (as defined in Rule 506(d)(1) of Regulation D promulgated under the Securities Act).

2.27          Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.28          Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

2.29          FDA Regulation. The Company is and has been in compliance with all applicable laws administered or issued by the U.S. Food and Drug Administration (the “FDA”) or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.

2.30          Alcohol Regulation. The Company is and has been in compliance in all material respects with the United States Federal Alcohol Administration Act, 27 U.S.C. Chapter 8, all applicable rules and regulations of the United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”), and the laws and regulations relating to the manufacture, distribution and/or sale of alcoholic beverages of each state, city and other jurisdiction in which the Company is licensed for the manufacture, distribution and/or sale of alcoholic beverages (collectively, “Alcohol Regulations”). As promptly as practicable after the Closing, the Company will take all actions reasonably necessary to provide any notices and obtain any approvals required under any Alcohol Regulations, including with the TTB and each state, city and other jurisdiction in which the Company is licensed for the manufacture, distribution and/or sale of alcoholic beverages. The Company manufactures, labels and distributes, and since incorporation has manufactured, labeled and distributed, its products in accordance with all Alcohol Regulations and the Company’s quality control procedures in effect at the time of manufacture. The Company has not received any notice or warning letter from the TTB, the FDA or any other governmental authority questioning its claims, manufacturing practices, labeling practices or ingredients or threatening to take any enforcement action, nor does the Company have knowledge of any intent to deliver any such notice to it. None of the products of the Company have been subject to any voluntary or involuntary recall or, to the knowledge of the Company, any governmental investigation, and all United States and international regulatory approvals or premarket notifications therefor are owned by and registered in the name of the Company and are in full force and effect.

2.31          Disclosure. The Company has made available to the Purchasers all the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the shares of Series F Preferred Stock and the Warrants. No representation or warranty of the Company contained in this Agreement, as qualified by the Schedule of Exceptions, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company makes no representations or warranties to the Purchasers other than as expressly set forth in this Section 2, as qualified by the Schedule of Exceptions.

3.                  Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that, as of the date of the applicable Closing:

3.1              Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2              Purchase Entirely for Own Account. The Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. If the Purchaser is a corporation, partnership or other entity, such Purchaser has not been formed for the specific purpose of acquiring the shares of Series F Preferred Stock and the Warrants.

3.3              Disclosure of Information. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the shares of Series F Preferred Stock and the Warrants and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely on such representations and warranties.

3.4              Restricted Securities. The Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such Securities may not be resold without registration under the Act, except in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale, except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company that are outside the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5              No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.

3.6              Legends. The Purchaser understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

(a)               “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)               Any legend set forth in or required by the other Transaction Agreements.

(c)               Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

3.7              Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8              Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the shares of Series F Preferred Stock and the Warrants or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the shares of Series F Preferred Stock and the Warrants, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of Series F Preferred Stock, the Warrants, or the Warrant Shares. Such Purchaser’s subscription and payment for and continued beneficial ownership of the shares of Series F Preferred Stock and the Warrants, will not violate any applicable securities or other laws of the Purchaser’s jurisdiction. The funds used to purchase the shares of Series F Preferred Stock and the Warrants do not violate the anti-money laundering provisions of the Money Laundering Control Act of 1986 or the Bank Secrecy Act of 1970, as amended by the USA Patriot Act of 2001.

3.9              No General Solicitation. Neither the Purchaser, nor any of its officers, employees, agents, directors, stockholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has the Purchaser or any of the Purchaser’s officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the shares of Series F Preferred Stock and the Warrants.

3.10          Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the shares of Series F Preferred Stock and the Warrants.

3.11          Residence. The Purchaser’s principal place of business is at the office identified in the address of the Purchaser set forth on Exhibit A.

4.                  Conditions of the Purchasers’ Obligations. The obligation of a Purchaser to purchase the shares of Series F Preferred Stock and the Warrants at a Closing is subject to the fulfillment, on or before the date of such Closing, of each of the following conditions, unless otherwise waived by such Purchaser:

4.1              Representations and Warranties. Except as set forth in or modified by the applicable Schedule of Exceptions, the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the date of such Closing.

4.2              Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

4.3              Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the shares of Series F Preferred Stock and the Warrants pursuant to this Agreement shall be obtained and effective as of the date of such Closing.

4.4              Investors’ Rights Agreement. The Company, each Purchaser, and the other parties named therein shall have executed and delivered the Investors’ Rights Agreement.

4.5              Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser, and the other parties named therein shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.6              Voting Agreement. The Company, each Purchaser, and the other parties named therein shall have executed and delivered the Voting Agreement.

4.7              Certificate. The Certificate shall have been filed with the Secretary of State of the State and Delaware, and shall be in full force and effect as of such Closing.

4.8              Officer’s Certificates.

(a)               Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers a certificate, dated as of the date of such Closing, certifying (i) the Certificate; (ii) the bylaws of the Company, (iii) the resolutions of the Board of Directors of the Company approving the Certificate, the Transaction Agreements and the transactions contemplated hereby and thereby; and (iv) the resolutions of the stockholders of Company approving the Certificate and the other transactions contemplated by the Transaction Agreements to the extent applicable.

(b)               Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers a certificate, dated as of the date of such Closing, certifying that the conditions set forth in Section 4.1 and 4.2 have been satisfied.

4.9              Good Standing Certificate. The Company shall have delivered to the Purchasers a certificate of the Secretary of State of the State of Delaware, dated as of a date within five (5) days of the date of such Closing, with respect to the good standing of the Company.

4.10          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser shall have received all such documents as reasonably requested.

5.                  Conditions of the Company’s Obligations. The obligation of the Company to sell and issue the shares of Series F Preferred Stock and the Warrants at a Closing is subject to the fulfillment, on or before the date of such Closing, of each of the following conditions, unless otherwise waived by the Company:

5.1              Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct as of the date of such Closing.

5.2              Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3              Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the shares of Series F Preferred Stock and the Warrants pursuant to this Agreement shall be obtained and effective as of such Closing.

5.4              Ancillary Documents. The Purchasers shall have executed and delivered the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.

5.5              Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such documents as reasonably requested.

6.                  Miscellaneous.

6.1              Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties, representations and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected or limited by any investigation of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2              Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3              Governing Law. This Agreement and any controversy arising directly or indirectly out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4              Dispute Resolution; Waiver of Jury Trial. The parties (a) hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.5              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may also be executed and delivered by fax, email or other electronic delivery of signature.

6.6              Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7              Notices. All notices or other communications required or permitted hereunder shall be in writing and faxed, emailed, mailed or delivered to each party as follows at the address, facsimile number or email address set forth on the signature page or exhibits hereto, or at such other address, number or email address as such party shall have furnished in writing. All notices and communications will be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile or email (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service of recognized standing; or (e) four days after being deposited in the US mail, first class with postage prepaid.

6.8              Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.9              Fees and Expenses. Each party shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that, if the Initial Closing is effected, the Company shall pay the reasonable and documented fees and expenses of Faegre Drinker Biddle & Reath LLP, counsel for Kestrel Merchant Partners, LLC, in an amount not to exceed $35,000.

6.10          Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.11          Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Purchasers holding at least a majority of the shares of Series F Preferred Stock then outstanding (on an as-converted basis). Any amendment or waiver effected in accordance with this Section 6.11 shall be binding upon the Purchasers and each transferee of the shares of Series F Preferred Stock and the Warrants (or the Common Stock or other securities issuable upon conversion or exercise thereof), each future holder of all such securities, and the Company.

6.12          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The parties agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

6.13          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14          Termination of Closing Obligations. Each Purchaser shall have the right to terminate its obligations to complete the Initial Closing or a subsequent Closing, as the case may be, if prior to the occurrence thereof, any of the following occurs:

(a)               the Company consummates a Deemed Liquidation Event (as defined in the Certificate); or

(b)               the Company (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

6.15          Entire Agreement. This Agreement, and the exhibits attached hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

6.16          No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the shares of Series F Preferred Stock and the Warrants as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by any Purchaser or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

6.17          Right to Conduct Activities. The Company hereby agrees and acknowledges that certain of the Purchasers (together with their respective Affiliates) are professional investment organizations, and as such review the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict the Purchasers from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that, to the extent permitted under applicable law, the Purchasers (and their respective Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by any Purchaser (or their respective Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of a Purchaser (or their respective Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Purchasers from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed this Series F Preferred Stock and Warrant Purchase Agreement as of the date first written above.

Company:

Winc, Inc.,
a Delaware corporation

By:
Name: Geoffrey McFarlane
Title: Chief Executive Officer

Signature Page to

Series F Preferred Stock and Warrant Purchase Agreement of Winc, Inc.

IN WITNESS WHEREOF, the parties have executed this Series F Preferred Stock and Warrant Purchase Agreement as of the date first written above.

Purchaser:

Signature Page to

Series F Preferred Stock and Warrant Purchase Agreement of Winc, Inc.

Exhibit A

SCHEDULE OF PURCHASERS

Initial Closing: February [●], 2021
Name and Address of Purchaser	Purchase Price ($)	Number of Shares (#)	Number of Warrant Shares (#)
[●] [●] [●] [●] Attention: [●] Email: [●]	$[●]	[●]	[●]
[●] [●] [●] [●] Attention: [●] Email: [●]	$[●]	[●]	[●]
[●] [●] [●] [●] Attention: [●] Email: [●]	$[●]	[●]	[●]
[●] [●] [●] [●] Attention: [●] Email: [●]	$[●]	[●]	[●]
Total Initial Closing:	$[●]	[●]	[●]

A-1

Exhibit B

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(attached)

Exhibit C

FORM OF WARRANT

(attached)

Exhibit D

SEVENTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

(attached)

Exhibit E

SEVENTH AMENDED AND RESTATED

VOTING AGREEMENT

(attached)

Exhibit F

SEVENTH AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

(attached)

Exhibit G

SCHEDULE OF EXCEPTIONS

(attached)